Exhibit 99.1

Contacts:
Big 5 Sporting Goods Corporation
Charles Kirk
Sr. Vice President and Chief Financial Officer
(310) 536-0611

John Mills
Integrated Corporate Relations, Inc.
(310) 395-2215

BIG 5 SPORTING GOODS ANNOUNCES 4TH QUARTER AND FULL FISCAL YEAR
2004 SALES RESULTS

•	Same Store Sales Increase of 3.1% Excluding Effect of Sales Return Allowance (2.6% calculated in accordance with GAAP)

•	Represents 36th Consecutive Quarter of Same Store Sales Growth

     El Segundo, CA – January 11, 2005 – Big 5 Sporting Goods Corporation (Nasdaq: BGFV), a leading sporting goods retailer, today reported net sales for its fiscal fourth quarter and fiscal year ended January 2, 2005, which included 14 and 53 weeks, respectively. Fiscal 2004 included 53 weeks for accounting purposes, with the extra week included in the Company’s fourth fiscal quarter results.

     For the 14 weeks ended January 2, 2005, net sales increased 13.4% to $217.6 million from $191.8 million for the corresponding 13-week fourth quarter of fiscal 2003. On a comparative 13-week basis for both fiscal 2004 and 2003, net sales increased 6.0% and same store sales increased 2.6% when calculated in accordance with generally accepted accounting principles (“GAAP”). The 2.6% same store sales increase represented the Company’s 36th consecutive quarter of positive same store sales comparisons. Excluding the effect of a sales return allowance which was implemented in the fiscal third quarter of 2004, same store sales increased 3.1% versus the same 13-week quarter last year. Management uses this measure to analyze the Company’s performance without regard to the extra week of sales in fiscal 2004 and the effect of the implementation of the sales return allowance and believes this presentation will provide investors with additional insight into the Company’s operating results and a more consistent basis for comparing the Company’s current operating results with those of prior periods.

     For the 53 weeks ended January 2, 2005, net sales increased 9.8% to $778.9 million from $709.7 million for the corresponding 52-week fiscal year in 2003. On a comparative 52-week basis for both fiscal 2004 and 2003, net sales increased 7.8% and same store sales increased 3.5% when calculated in accordance with GAAP. Excluding the effect of a sales return allowance which was implemented in the fiscal third quarter of 2004, same store sales increased 3.9% versus the same 52-week period last year. Management uses this measure to analyze the Company’s performance without regard to the extra week of sales in fiscal 2004 and the effect of the implementation of the sales return allowance and believes this presentation will provide investors with additional insight into the

Big 5 Sporting Goods

Company’s operating results and a more consistent basis for comparing the Company’s current operating results with those of prior periods.

     “We are pleased to have achieved our 36th consecutive quarterly increase in same store sales, and to have posted solid gains against our strongest quarterly gain in fiscal 2003,” said Steven G. Miller, Big 5’s Chairman, President and Chief Executive Officer.

     Big 5 expects to report its full financial results for the 2004 fourth fiscal quarter and full year on February 9, 2005, after market close. The Company will also provide first quarter and full year guidance for fiscal 2005 in that report.

     Big 5 Sporting Goods will be presenting at the 7th annual ICR Xchange Lifestyle and Leisure Conference on Thursday, January 13, 2005 at 9:00 a.m. Pacific Time. The presentation will be webcast live and archived online at Integrated Corporate Relations web site at www.icr-online.com/conference/webcast.htm.

About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the western United States, operating 309 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods sold, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year 2003, as amended. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.